Exhibit 99.1

Company Contacts:	Mitchell J. Kelly
President & CEO
212-698-9600
Denis O’Donnell, M.D.
Chairman
781-721-9526
Novavax, Inc.

Financial Communications Contacts:	Alison Ziegler — General
Julie Tu — Investors
FRB — Weber Shandwick Worldwide
212-445-8300

NOVAVAX, INC. COMPLETES $16.6 MILLION FINANCING

COLUMBIA, MD, FEBRUARY 18, 2003 – NOVAVAX, INC. (NASDAQ: NVAX) today announced that it had completed the private placement of 4,750,000 common shares at $3.50 per share to SJ Strategic Investments LLC, for total proceeds from the share sale of $16,625,000.

SJ Strategic Investments LLC is an investment vehicle owned by John M. Gregory and his immediate family, which has a diversified investment portfolio focusing primarily on pharmaceutical and healthcare companies.

The Managing Partner of SJ Strategic Investments LLC is John M. Gregory, founder and former Chairman and Chief Executive Officer of King Pharmaceuticals, Inc., a leading specialty pharmaceutical company. The private placement purchase brings SJ Strategic Investments LLC’s beneficial ownership interest in Novavax to approximately 19.4%, including previous open market purchases.

“We are delighted that SJ Strategic Investments has acquired a significant ownership position in Novavax,” said Mitchell J. Kelly, Novavax’s President and CEO. “We enthusiastically believe in the commercial potential of our new and exciting lead product candidate, ESTRASORB™, as well as our currently marketed products, other product candidates in various stages of development, and overall strategic direction. We heartily welcome John Gregory’s vote of confidence.” Mr. Kelly added, “This significant capital infusion provides us with the necessary financial resources to launch ESTRASORB™, if approved by the FDA later this year, as well as to continue to pursue our other promising corporate initiatives.”

Mr. Gregory stated, “It is my opinion that Novavax has tremendous potential with ESTRASORB™, as well its other unique and novel product candidates, product developments, and technologies.”

Novavax also announced that in conjunction with its private placement of shares it had waived the provisions of its Stockholder Rights Plan with respect to SJ Strategic Investments LLC. In addition to the waiver, the Company also entered into a one-year standstill agreement with SJ Strategic Investments LLC that allows SJ Strategic Investments LLC to increase its ownership position in Novavax voting shares to 25.0%.

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NOVAVAX, INC. COMPLETES $16.6 MILLION FINANCING (continued)
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About Novavax
Novavax, Inc. is a specialty biopharmaceutical company engaged in the research, development and commercialization of proprietary products focused on women’s health and infectious diseases. Novavax sells, markets, and distributes a line of prescription pharmaceuticals and pre-natal vitamins through its specialty sales force calling on obstetricians and gynecologists throughout the U.S. Products include Nestabs®, a line of prescription pre-natal vitamins, Gynodiol® (estradiol tablets, USP), an oral form of estrogen replacement therapy, AVC™ Cream (sulfanilamide vaginal cream) for vaginal yeast infections, Nordette® birth control and Analpram HC®, a prescription corticosteroid and antipruritic product for hemorrhoids. Novavax’s principal technology platform involves the use of proprietary, microscopic, organized, non-phospholipid structures as vehicles for the delivery of a wide variety of drugs and other therapeutic products. These include certain hormone, anti-bacterial, and anti-viral products and vaccine adjuvants. Novavax has several product candidates awaiting marketing approval, in human clinical trials or in pre-clinical development, including ESTRASORB™, a transdermal emulsion for estrogen replacement therapy, ANDROSORB™, a transdermal testosterone emulsion in Phase I/II clinical trials and ANDRO-JECT™, a long-acting subcutaneous injectable formulation of testosterone that is in pre-clinical development. In addition, Novavax conducts research and development on preventative vaccines for a variety of infectious diseases, including smallpox, West Nile, papilloma, influenza, and hepatitis viruses, and therapeutic immunotherapies for cancer and stroke.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s SEC report on Form 10K for the year ended December 31, 2001 incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Form 10K. Copies of these filings may be obtained by contacting Novavax at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC.

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